Exhibit 10.1
Execution Copy

STOCK PURCHASE AGREEMENT
between
AMERISTAR CASINOS, INC.,
as the Company
and
THE ESTATE OF CRAIG H. NEILSEN,
as the Seller
Dated as of March 25, 2011

i

ii

STOCK PURCHASE AGREEMENT
     STOCK PURCHASE AGREEMENT, dated as of March 25, 2011 (this “Agreement”), between Ameristar Casinos, Inc., a Nevada corporation (the “Company”), and the Estate of Craig H. Neilsen (the “Seller”).
RECITALS
     WHEREAS, the Company and the Seller have entered into that certain letter agreement, dated February 27, 2011 (the “Letter Agreement”) pursuant to which, on the terms and conditions set forth therein, the Seller has agreed to sell to the Company, and the Company has agreed to purchase from the Seller, 26,150,000 shares (the “Purchased Shares”) of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), at a per share price of $17.50 (the “Per Share Price”);
     WHEREAS, the Board of Directors of the Company (the “Board”), upon the unanimous recommendation of a transaction committee of the Board comprised solely of independent and disinterested directors (the “Transaction Committee”), has approved the Letter Agreement and this Agreement and the purchase of the Purchased Shares (the “Repurchase Transaction ”); and
     WHEREAS, pursuant to the Letter Agreement, the Company and the Seller (together, the “Parties”) are entering into this Agreement to set forth the definitive terms pursuant to which the Company and the Seller will consummate the Repurchase Transaction.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Defined Terms. For purposes of this Agreement:
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.
          “Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, except those imposed by Gaming Laws, and including any federal, state or local tax lien and any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

          “Gaming Authorities” means any Governmental Authorities with regulatory authority or jurisdiction over casino or other gaming activities and operations, or the distribution, service or sale of liquor, including, the Colorado Limited Gaming Control Commission, the Colorado Division of Gaming, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Iowa Division of Gaming Enforcement, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission, and the Liquor Board of Elko County, Nevada.
          “Gaming Law” means any federal, tribal, state, county or local statute, law, ordinance, rule, regulation, permit, consent, approval, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to gaming and related activities and operations or the distribution, service or sale of liquor, including the rules and regulations of the Gaming Authorities.
          “Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).
          “Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority, including any Gaming Law.
          “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, estate, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
          “Representatives” means, with respect to any Person, such Person’s officers, directors, principals, trustees, executors, personal representatives, employees, legal counsel, advisors, auditors, agents, bankers and other representatives.
     Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Agreement	Preamble
Board	Recitals
Closing	2.2(a)
Closing Date	2.2(a)
Company	Preamble
Company Common Stock	Recitals
Confidentiality Agreement	5.1
Debt Retirement	5.4(a)
Extended Termination Date	7.1(c)
Financing	5.4(a)

Definition	Location
IRS Lien	Section 3.4
Lazard	4.4
Letter Agreement	Recitals
Neilsen Trust	Section 3.1
Parties	Recitals
Per Share Price	Recitals
Probate Approval	Section 3.3(b)
Purchase Price	2.1
Purchased Shares	Recitals
REGAL	4.4
Reorg Agreement	5.5
Repurchase Transaction	Recitals
Sale Agreement	5.6
Sale Proposal	5.6
Seller	Preamble
Tag-Along Right	5.6
Termination Date	7.1(c)
Transaction Committee	Recitals
ARTICLE II
PURCHASE AND SALE
     Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the Purchased Shares to the Company, free and clear of all Encumbrances, and the Company, in reliance on the representations, warranties and covenants of the Seller contained herein, shall purchase the Purchased Shares from the Seller at the Per Share Price, for an aggregate purchase price of $457,625,000 (the “Purchase Price”). The Parties acknowledge and agree that, at or prior to Closing, the Seller shall identify which shares of Company Common Stock then held by the Seller will constitute the Purchased Shares.
     Section 2.2 Closing.
          (a) The sale and purchase of the Purchased Shares shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Los Angeles, California 90067, at 10:00 a.m., Los Angeles time, on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Parties mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”
          (b) At the Closing, (i) the Company shall deliver to the Seller, by wire transfer to a bank account designated in writing by the Seller to the Company at least two

Business Days prior to the Closing Date, an amount equal to the Purchase Price in immediately available funds in United States dollars, (ii) the Seller shall deliver or cause to be delivered to the Company certificates representing the Purchased Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, and (iii) the Seller shall deliver the documents described in Section 6.3(e).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
     The Seller hereby represents and warrants to the Company as follows:
     Section 3.1 Organization. The Seller is an estate opened under the laws of the State of Nevada in the Eighth Judicial Court in Clark County, Nevada. Other than the Last Will and Testament of Craig H. Neilsen, the Second Restatement of Declaration of Trust of Craig H. Neilsen dated May 26, 2006 (the “Neilsen Trust”) and the rules and requirements under applicable Law, there are no agreements or other documents that govern operation of the Seller.
     Section 3.2 Authority. The Seller has the requisite power and authority to execute and deliver this Agreement, upon receipt of Probate Approval (as defined below) to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Seller and, upon receipt of Probate Approval, the performance by the Seller of its obligations under this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action. This Agreement has been duly executed and delivered by the Seller. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). Each of the Representatives executing this Agreement on behalf of the Seller is duly authorized under the laws of the State of Nevada to do so.
     Section 3.3 No Conflict; Required Filings and Consents.
          (a) The execution and delivery by the Seller of and, upon receipt of Probate Approval, the performance by the Seller of its obligations under this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:
               (i) conflict with or violate the Last Will and Testament of Craig H. Neilsen or the Neilsen Trust;
               (ii) conflict with or violate any Law applicable to the Seller or the Purchased Shares or otherwise applicable to the transactions contemplated hereby; or

               (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Encumbrance on any Purchased Shares pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which the Seller is a party or is bound or by which any of the Purchased Shares are bound or affected.
          (b) The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution and delivery by the Seller of and the performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby, except for receipt of an order from the Eighth Judicial District Court of the State of Nevada approving the sale of the Purchased Shares pursuant to this Agreement (the “Probate Approval”).
     Section 3.4 Title to Shares. The Seller is the record and legal owner of the Purchased Shares, free and clear of any Encumbrance, other than the special estate tax lien imposed under Section 6324(a) of the Internal Revenue Code of 1986, as amended (the “IRS Lien”). Subject to Probate Approval, the Seller has the right, authority and power to sell, assign and transfer the Purchased Shares to the Company. Upon delivery to the Company of certificates for the Purchased Shares at the Closing and the Company’s payment of the Purchase Price, the Company shall acquire good, valid and marketable title to the Purchased Shares, free and clear of any Encumbrance.
     Section 3.5 Brokers. Except for Centerview Partners LLC, the fees of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.
     Section 3.6 No Other Representations or Warranties. The Seller acknowledges and agrees it is not relying upon any representations or warranties of the Company, express or implied, except those contained herein, and the Seller specifically does not request, desire or require the Company to make any other representations or warranties whatsoever with respect to the Company and/or the Purchased Shares or any other matter with respect to any of the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to the Seller as follows:
     Section 4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.
     Section 4.2 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the

Company and the performance by the Company of its obligations under this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Company. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
     Section 4.3 No Conflict; Required Filings and Consents.
          (a) The execution and delivery by the Company of and performance by the Company of its obligations under this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:
               (i) conflict with or violate the articles of incorporation or bylaws of the Company;
               (ii) assuming the making of all filings and the receipt of all approvals required to consummate the transactions contemplated hereby under applicable Gaming Laws, conflict with or violate any Law applicable to the Company; or
               (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, any material note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which the Company is a party, other than defaults under the Company’s existing senior credit facilities and its existing senior notes (which facilities and notes shall be terminated or amended at or prior to the Closing).
          (b) The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution and delivery by the Company of and performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, except those approvals required under applicable Gaming Laws to perform its obligations under this Agreement and to consummate the transactions (including the Financing) contemplated hereby and such waivers and approvals or waivers under the Company’s existing senior credit facilities and its existing senior notes (which facilities and notes shall be terminated or amended at or prior to the Closing).
     Section 4.4 Fairness Opinion. The Transaction Committee has received an opinion from REGAL Capital Advisors, LLC (“REGAL”) to the effect that, as of the date of the Letter Agreement, (a) the Purchase Price is fair, from a financial point of view, to the Company and (b) the Repurchase Transaction is fair, from a financial point of view, to the Company and its stockholders, other than the Seller. The Board has received an opinion from Lazard Frères & Co. LLC (“Lazard”) to the effect that, as of the date of the

Letter Agreement, the Purchase Price is fair, from a financial point of view, to the Company.
     Section 4.5 Brokers. Except for REGAL, Lazard and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees of which will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.
     Section 4.6 No Changes to Indemnification Provisions. The Company acknowledges and agrees that the execution and delivery of this Agreement shall not in any way modify the provisions of any existing agreement between the Company and any Person (including any Representative of the Seller), or of the Company’s articles of incorporation or bylaws, as the same relate to such Person’s rights as a director or officer of the Company, in his or her capacity as such, to indemnification by, and/or advancement of expenses from, the Company.
     Section 4.7 No Other Representations or Warranties. The Company acknowledges and agrees it is not relying upon any representations or warranties of the Seller, express or implied, except those contained herein, and the Company specifically does not request, desire or require the Seller to make any other representations or warranties whatsoever with respect to the Seller and/or the Purchased Shares or any other matter with respect to any of the transactions contemplated hereby.
ARTICLE V
COVENANTS
     Section 5.1 Confidentiality. The Seller shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the Company in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality and non-disclosure agreement dated September 6, 2007 between the Company and each of the Seller and The Craig H. Neilsen Foundation (the “Confidentiality Agreement”), which shall continue in full force and effect.
     Section 5.2 Consents and Filings; Further Assurances. The Seller and the Company shall use their reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders and give all notices as are necessary for the consummation of the transactions contemplated by this Agreement, including the Probate Approval and all necessary approvals under applicable Gaming Laws, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable Law (including applicable Gaming Laws) and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement.
     Section 5.3 Public Announcements. On and after the date hereof and through the Closing Date, the Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither Party shall issue any press release or make any public statement prior to obtaining the other Party’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any Gaming Authority or any listing agreement or rule of any stock exchange applicable to any Party. For the avoidance of doubt, nothing in Section 5.1 or this Section 5.3 shall prohibit the Seller from disclosing this Agreement or a description of the transactions contemplated hereby to any Governmental Authority if and to the extent requested or required by such Governmental Authority.
     Section 5.4 Financing.
          (a) The Company shall use its reasonable best efforts to arrange and obtain new debt financing (the “Financing”), on terms and conditions satisfactory to the Company, in an aggregate amount sufficient to (i) repay or otherwise retire all of the Company’s indebtedness under its existing senior credit facilities and retire or amend its existing senior notes, in each case, including any accrued and unpaid interest, fees or premiums owed in connection therewith (the “Debt Retirement”), (ii) fund the Purchase Price, (iii) pay all fees and expenses of the Company in connection with the Financing and the transactions contemplated hereby, and (iv) permit the Company to make additional immediate borrowings under a revolving credit facility of at least $75 million.
          (b) Prior to the Closing, the Seller, in its capacity as a stockholder of the Company, shall, and shall use reasonable best efforts to cause its Representatives to, at the Company’s sole expense, cooperate with the Company’s reasonable requests to assist the Company with obtaining the Financing and all necessary approvals under applicable Gaming Laws.
     Section 5.5 Registration Rights and Holdbacks. The Seller and the Company hereby acknowledge and agree that Section 4.2 of that certain Plan of Reorganization, entered into as of November 15, 1993, by and among Craig H. Neilsen, the Company and Craig H. Neilsen in his capacity as trustee of the trust created under the Last Will and Testament of Ray Neilsen dated October 9, 1963 (the “Reorg Agreement”), provides the Seller with certain registration rights regarding shares of Company Common Stock owned by the Seller. The Seller and the Company wish to clarify and revise certain terms and provisions of such registration rights. Accordingly, the Company and the Seller agree that the provisions of Section 4.2 of the Reorg Agreement are hereby amended and restated in their entirety to read as set forth on Annex A attached hereto. The Company and the Seller further agree that provisions of the amended and restated Section 4.2 of the Reorg Agreement shall survive the termination of this Agreement, the Closing and the termination of the Reorg Agreement.

     Section 5.6 Intervening Sale Transaction. If, prior to the Closing, (a) the Company receives a proposal from a third party pursuant to which such third party would acquire at least eighty percent (80%) of the Company Common Stock at a price per share in excess of the Per Share Price (a “Sale Proposal “) and (b) the Company enters into a definitive agreement with respect to such Sale Proposal (a “Sale Agreement”), at least eight (8) Business Days prior to entering into such Sale Agreement, the Company shall notify the Seller regarding the Sale Proposal and the Seller shall have the right in its sole discretion unilaterally to have the Purchased Shares acquired, on the same basis as the other shares of Company Common Stock, in the transaction contemplated by the Sale Proposal, exercisable by written notice by the Seller to the Company within five (5) Business Days after receipt of such notice from the Company (the “Tag-Along Right “). If the Seller elects to exercise the Tag-Along Right and the Sale Agreement provides for the acquisition of the Purchased Shares on the same basis as the other shares of the Company’s common stock, then the Company at any time may, in its sole discretion, unilaterally (i) consistent with the Seller’s election of the Tag-Along Right, extend the Closing for any duration the Company elects, provided that if the Sale Agreement is terminated, the Closing must occur within six (6) months after such termination or (ii) terminate this Agreement. If the Seller exercises its Tag-Along Right in connection with a Sale Agreement, then in connection with any vote of the Company’s stockholders required to approve the transactions contemplated in the Sale Agreement, the Seller shall, and hereby agrees to, vote all of its shares of Company Common Stock, including the Purchased Shares if then outstanding, in a manner consistent with the recommendation of the Company Board with respect to the Sale Agreement, as such recommendation may change from time to time. If the Seller does not elect to exercise its Tag-Along Right, all of the terms and conditions of this Agreement shall remain in full force and effect.
ARTICLE VI
CONDITIONS TO CLOSING
     Section 6.1 General Conditions. The respective obligations of the Company and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions, which may, to the extent permitted by applicable Law, be waived in writing by either Party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of the waiving Party):
          (a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.
     Section 6.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived in writing by the Seller in its sole discretion:

          (a) Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects both when made and as of the Closing Date. The Company shall have performed all obligations and agreements and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing. The Seller shall have received from the Company a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.
          (b) Probate Court Approval. The Seller shall have received the Probate Approval and such approval shall be in full force and effect.
     Section 6.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived in writing by the Company in its sole discretion:
          (a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects both when made and as of the Closing Date. The Seller shall have performed all obligations and agreements and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing. The Company shall have received from the Seller a certificate to the effect set forth in the preceding sentences, signed by a duly authorized Representative thereof.
          (b) Regulatory Approvals. The Company shall have received all authorizations, consents, orders and approvals of all Governmental Authorities (including approvals from applicable Gaming Authorities) necessary to consummate the Financing and the transactions contemplated hereby and such authorizations, consents, orders and approvals shall be in full force and effect.
          (c) Financing. The Company shall have consummated the Financing on terms and conditions satisfactory to the Company, received the funds necessary to complete the Debt Retirement, pay the Purchase Price and pay all fees and expenses of the Company associated with the Financing and the Repurchase Transaction and the Company shall have additional immediate borrowing availability under a revolving credit facility of at least $75 million.
          (d) Solvency. The Board shall have (a) received an opinion from REGAL (or its successors), dated the Closing Date, to the effect that, as of the Closing Date, after giving effect to the Financing, the Debt Retirement, the Repurchase Transaction and the payment of all fees and expenses in connection with the foregoing, (i) the Company will be able to pay its debts and they become due in the usual course of business and (ii) the Company’s total assets are not less than the sum of its total liabilities (plus the amount that would be needed upon dissolution to satisfy the preferential rights of any stockholders with rights superior to the Seller) and (b) determined that, as of the Closing, after giving effect to the Financing, the Repurchase Transaction and the payment of all of the Company’s fees and expenses associated therewith, to the extent the same are deemed to be a “distribution” under Nevada Revised Statutes 78.191, the same will neither cause the Company to be unable to pay its debts as they become due in the usual course of the Company’s business, nor cause the Company’s total assets to be less than the sum of its total liabilities (plus the amount that would be needed upon dissolution to satisfy the preferential rights of any stockholders with rights superior to the Seller), and as such are not prohibited by Nevada Revised Statutes 78.288(2).
          (e) Release of IRS Lien. The Company shall have received evidence satisfactory to the Company that the IRS Lien on the Purchased Shares has been released.
ARTICLE VII
TERMINATION
     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of the Company and the Seller;
          (b) (i) by the Seller, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured within 30 days following delivery to the Company of written notice specifying such breach or failure to perform and (C) has not been waived by the Seller or (ii) by the Company, if the Seller breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3, (B) cannot be or has not been cured within 30 days following delivery to the Seller of written notice specifying such breach or failure to perform and (C) has not been waived by the Company;
          (c) by either the Seller or the Company if the Closing shall not have occurred by June 30, 2011 (the “Termination Date”); provided, that the Party so requesting termination is not then in material breach of this Agreement; provided further, that (i) if as of the Termination Date, all of the conditions precedent to Closing other than the condition set forth in Section 6.3(b) (and other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date) shall have been satisfied as of the Termination Date, then either the Seller or the Company (if such Party is not then in material breach of this Agreement) may unilaterally extend the Termination Date for up to 60 days upon written notice to the other by the Termination Date, in which case the Termination Date shall be deemed for all purposes to be so extended (the “Extended Termination Date”) and (ii) if as of the Extended Termination Date, all of the conditions precedent to Closing other than the condition set forth in Section 6.3(b) (and other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date) shall have been satisfied as of the Extended Termination Date, then either the Seller or the Company (if such Party is not then in material breach of this Agreement) may unilaterally extend the Extended Termination Date for up to 60 days upon written notice to the other by the Extended Termination Date, in which case the Extended Termination Date shall be deemed for all purposes to be so extended;
          (d) by either the Seller or the Company in the event that any court of competent jurisdiction (or any Gaming Authority) shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the Party so requesting termination shall have used its commercially reasonable efforts, in accordance with Article V, to have such order, decree, ruling or other action vacated; or
          (e) by the Company pursuant to Section 5.6.
     The Party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give prompt written notice of such termination to the other Party.
     Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Party except (a) for the provisions of Sections 3.5 and 4.5 relating to broker’s fees and finder’s fees, Section 4.6 relating to indemnification, Section 5.1 relating to confidentiality, Section 5.3 relating to public announcements, Section 8.1 relating to fees and expenses, Section 8.4 relating to notices, Section 8.7 relating to third-party beneficiaries, Section 8.8 relating to governing law, Section 8.9 relating to submission to jurisdiction and this Section 7.2 and (b) that nothing herein shall relieve either Party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.
ARTICLE VIII
GENERAL PROVISIONS
     Section 8.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.
     Section 8.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by or on behalf of each Party.
     Section 8.3 Waiver. No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer or other authorized Representative on behalf of such Party.
     Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of the receipt thereof by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
          (i) if to the Seller, to:
Estate of Craig H. Neilsen
c/o Ameristar Casinos, Inc.
16633 Ventura Boulevard, Suite 1050
Encino, California 91436
Attention: Ray H. Neilsen
                   Gordon R. Kanofsky
Facsimile: (818) 543-4402
Email: gordyk55@earthlink.net
with a copy (which shall not constitute notice) to:
Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, California 90071-1560
Attention: Robert B. Knauss, Esq.
Facsimile: (213) 683-5137
Email: rob.knauss@mto.com
          (ii) if to the Company, to:
Ameristar Casinos, Inc.
3773 Howard Hughes Parkway
Suite 490 South
Las Vegas, Nevada 89169
Attention: Peter C. Walsh, Esq.
Facsimile: (702) 733-8478
Email: peter.walsh@ameristar.com

with a copies (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
2029 Century Park East, 40th Floor
Los Angeles, California 90067
Attention: Jonathan K. Layne, Esq.
Facsimile: (310) 552-7053
Email: jlayne@gibsondunn.com
and
Brownstein Hyatt Farber Schreck, LLP
100 North City Parkway, Suite 1600
Las Vegas, Nevada 89106
Attention: Ellen Schulhofer, Esq.
Facsimile: (702) 382-8135
Email: eschulhofer@bhfs.com
     Section 8.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Annex such reference shall be to a Section, Article, Exhibit or Annex of or to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.
     Section 8.6 Entire Agreement. This Agreement (including Annex A attached hereto) and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous written or oral agreements, arrangements, communications and understandings, between the Parties with respect to the subject matter hereof and thereof, including the Letter Agreement.
     Section 8.7 No Third-Party Beneficiaries. Other than as set forth in Section 8.10 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
     Section 8.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Nevada, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Nevada.

     Section 8.9 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other Party or its successors or assigns shall be brought and determined in any Nevada state or federal court sitting in Clark County, Nevada (or, if such court lacks subject matter jurisdiction, in any appropriate Nevada state or federal court), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Nevada, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Nevada as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Nevada as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 8.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by either Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, including the beneficiaries of the Seller.
     Section 8.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Nevada state or federal court sitting in Clark County, Nevada (or, if such court lacks subject matter jurisdiction, in any appropriate Nevada state or federal court), this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

     Section 8.12 Currency. All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
     Section 8.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     Section 8.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 8.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
     Section 8.16 Facsimile or Electronic Signature. This Agreement may be executed by facsimile or electronic signature and a facsimile or electronic signature shall constitute an original for all purposes.
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     IN WITNESS WHEREOF, the Company and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers or other authorized representatives thereunto duly authorized.

AMERISTAR CASINOS, INC.
By:	/s/ Larry A. Hodges
	Name:	Larry A. Hodges
	Title:	President and COO

ESTATE OF CRAIG H. NEILSEN
By:	/s/ Ray H. Neilsen
	Name:	Ray H. Neilsen
	Title:	Co-Executor and Co-Personal Representative of the Estate of Craig H. Neilsen

By:	/s/ Gordon R. Kanofsky
	Name:	Gordon R. Kanofsky
	Title:	Co-Executor and Co-Personal Representative of the Estate of Craig H. Neilsen

[Signature Page to Stock Purchase Agreement]